Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

As registered independent certified public accountants, we hereby consent to corporation by reference in this  Registration Statement Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the company’s ability to continue as a going concern dated April 14, 2010, included in of Premier Energy Corp. annual  report for the years ended December 31, 2009 and 2008, and to all references to our firm under caption Experts appearing in registration statements.

/s/Audit Firm “Femida-Audit”, LLC

Audit Firm “Femida-Audit”, LLC

Dated: April 16, 2010